PRESS RELEASE
                                  -------------

January 3, 2005                        Samuel J. Malizia, Chairman of the Board
                                       Board, Nittany Financial Corp.
                                       (814) 272-3502

Nittany Financial Corp.                David Richards, President and CEO
State College, Pennsylvania            Nittany Financial Corp.
                                       (814) 234-7320

                 NITTANY FINANCIAL CORP. ANNOUNCES COMMENCEMENT
                       OF ADDITIONAL COMMON STOCK OFFERING

     January 3, 2005, STATE COLLEGE, PENNSYLVANIA -- NITTANY FINANCIAL CORP. (OTC Ticker Symbol "NTNY"), the holding company of Nittany Bank, State College, Pennsylvania, previously announced that it had filed with the Securities and Exchange Commission ("SEC") a Registration Statement to sell up to 150,000 additional shares of Common Stock. The Registration Statement has been declared effective by regulators and the Corporation has commenced the Stock Offering. The Corporation is offering up to 115,000 shares of the common stock, with an option to sell an additional 35,000 shares. The offering will first be made through January 31, 2005 to shareholders of record as of November 26, 2004, at a price of $26.00 per share. In the event of an oversubscription by existing stockholders, orders will be filled pro- ratably. If the stock is not entirely purchased by existing stockholders on January 31, 2005, it will be offered to the public, with a preference given to current customers of Nittany Bank.

     Nittany Bank commenced operations in October 1998 with two offices. The Bank currently operates from four offices and five ATMs located downtown State College and on the North, South and East sides of State College. A fifth office will open in early 2005 in the nearby historic town of Bellefonte. Nittany Financial Corp. owns all of the outstanding stock of Nittany Bank, Vantage Investment Advisors, LLC and Nittany Asset Management, Inc. At September 30, 2004, the Company had total assets, deposits, loans (net of allowance for loan losses) and stockholders' equity of $295 million, $247 million, $226 million and $16.8 million, respectively. A copy of the stock offering prospectus may be obtained by contacting LWilliams@NittanyBank.com.

     THE ABOVE INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES. THE OFFER WILL BE MADE SOLELY BY THE PROSPECTUS AND IS NOT BEING MADE TO PERSONS IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION WOULD BE UNLAWFUL.

     The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.